Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-156118

Pricing Supplement No. 4 (to Prospectus and Prospectus Supplement each dated December 15, 2008)

$10,000,000

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Commodity Index Linked Notes

due January 13, 2010

These notes are issued by AB Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”). Your return on the notes at maturity is linked to the performance of the Dow Jones-AIG Commodity Index Total Return, which we call the “DJAIGTR”, or the “Index”. The notes are not principal-protected. As a result, at maturity you may receive less than all, and possibly none of, your principal investment.

On the Maturity Date, we will pay you a Redemption Amount in cash, which will be based on the difference between the Initial Index Value of 219.839 and the Final Index Value, as determined on the Final Valuation Date. The Redemption Amount will equal the principal amount of your notes times the sum of one, plus three times the Index Result, as adjusted to reflect fees and the T-Bill Yield, and as more fully described herein.

We will also pay interest on the notes at maturity or upon earlier redemption at a rate equal to three-month U.S. dollar LIBOR minus a spread of 0.27% per annum.

The holder of the notes may exercise the right to require us to redeem the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes), prior to the Stated Maturity Date for a Redemption Amount determined on the fifth New York business day following the date the holder gives notice of such exercise, as more fully described herein. Any such notice given in respect of less than the full Aggregate Principal Amount of the notes issued pursuant to this pricing supplement will be invalid and will not be honored.

An automatic early redemption event will be deemed to have occurred on any Index Business Day on which the DJAIGTR settles at a level equal to or below 85.00% of the Initial Index Value. Upon an Automatic Redemption, you will receive the Redemption Amount determined using the closing value of the DJAIGTR on the Index Business Day immediately following the date of such event, plus interest accrued to the Settlement Date. The amount you will be entitled to receive in such event will be significantly less than the principal amount of your notes.

The notes are also subject to early redemption by the Issuer in the event of changes in Swedish tax law. In the event of any such redemption, different procedures for determining the redemption amount due will apply. See “Early Redemption for Tax Reasons” on page P-6 herein.

See “Risk Factors” beginning on Page P-7 to read about factors you should consider before buying the notes.

THESE NOTES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE A SIGNIFICANT AMOUNT, OR EVEN ALL, OF YOUR INVESTMENT IN THE NOTES. THE NOTES ARE OBLIGATIONS OF SEK, AND NOT OF THE KINGDOM OF SWEDEN.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to purchase the notes from us at the Issue Price, which is equal to 100% of the principal amount of the notes. Merrill Lynch proposes to offer the notes to the public at the Issue Price.

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$10,000,000	100%	$10,000,000	$393.00(1)

(1)    The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $14,927.43 that have been paid in respect of the securities covered by the registration statement on Form F-3 (No. 333-156118) filed by us on December 15, 2008 of which this pricing supplement is a part. After giving effect to the registration fee for this offering, $14,534.43 remains available for future offerings.

Merrill Lynch expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on December 17, 2008.

“Dow Jones-AIG Commodity Index”, “Dow Jones-AIG Commodity Index Total Return”, “DJ”, “Dow Jones” and “AIG” are service marks of Dow Jones & Company, Inc. and/or American International Group, Inc. and have been licensed for use by the Issuer. The notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. (“Dow Jones”) or American International Group, Inc. (“AIG”) and neither of them makes any representation, warranty or condition regarding the advisability of investing in the notes.

Merrill Lynch & Co.

 December 15, 2008.

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement is a supplement to:

•	the accompanying prospectus supplement dated December 15, 2008 relating to our medium-term notes, series E, due nine months or more from their date of issue; and

•	the accompanying prospectus dated December 15, 2008 relating to our debt securities.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We and Merrill Lynch are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in the prospectus; and

•	information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

We incorporate by reference the documents listed below which we have filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2007, which we filed with the SEC on April 1, 2008, except for page F-1 thereof;

•	Amendment No. 1 to our annual report on Form 20-F for the fiscal year ended December 31, 2007, which we filed with the SEC on December 12, 2008; and

•

our reports on Form 6-K which we furnished to the SEC on April 9, 2008, May 14, 2008, July 7, 2008, August 15, 2008, October 23, 2008 and October 31, 2008 (except to the extent that the latter document specifies that certain parts thereof are not so incorporated by reference) .

We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the offering of the notes:

•

any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we incorporate it by reference in the registration statement of which this pricing supplement is a part; and

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

AB Svensk Exportkredit

(Swedish Export Credit Corporation)

Västra Trädgårdsgatan 11B

10327 Stockholm, Sweden

Tel: 011-46-8-613-8300

SUMMARY DESCRIPTION OF THE NOTES

We will issue the notes under the indenture. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture and the supplemental indentures before making your investment decision. We have filed copies of these documents with the SEC and at the offices of the Trustee. You should also carefully consider the matters set forth under “Risk Factors” before you decide to invest in the notes.

For the purposes hereof, the terms “Debt Securities,” “Indexed Security” and “Principal Indexed Security” used in the prospectus, and the terms “Notes” and “Indexed Notes” used in the prospectus supplement, include the notes we are offering in this pricing supplement.

Issuer:	AB Svensk Exportkredit

Denominations:	$1,000,000 (minimum denomination), and integral multiples of $100,000 in excess thereof

Aggregate Principal Amount:	$10,000,000

Net Proceeds:	$10,000,000

Pricing Date:	December 8, 2008

Issue Date:	December 17, 2008

Maturity Date:

January 13, 2010 (the “Stated Maturity Date”), subject to postponement due to a Market Disruption Event. If the determination of the Final Index Value is postponed to or beyond the second (2nd) New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second (2nd) New York Business Day following the date of the determination of the Final Index Value.

Index:	The Dow Jones-AIG Commodity Index Total Return (DJAIGTR), or any successor index, subject to the provisions of “Modification of Index” and “Replacement Index” below.

Index Description:

The Dow Jones-AIG Commodity Index Total Return reflects the return on a fully collateralized investment in the Dow Jones-AIG Commodity Index. This combines the returns of the Dow Jones-AIG Commodity Index with the returns on cash collateral invested in U.S. Treasury Bills. The Dow Jones-AIG Commodity Index is a proprietary index that was created by Dow Jones and AIG to provide a liquid and diversified benchmark for commodities investments. The Dow Jones-AIG Commodity Index was established on July 14, 1998 and is currently comprised of futures contracts (each, an “Index Component”) on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities that currently comprise the Index (the “Index Commodities”) are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-AIG Commodity Index are currently listed for trading on the Chicago Board of Trade. The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

Issue Price:	100%

Redemption Price:	An amount in cash payable on the Settlement Date equal to the sum of the Redemption Amount plus the Interest Amount.

Settlement Date:

(i) The Stated Maturity Date with respect to a redemption on the Stated Maturity Date and (ii) the fifth (5th) New York Business Day following the Final Valuation Date with respect to a redemption following an Optional Redemption or Automatic Redemption.

Redemption Amount:

An amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

Outstanding Principal:

On a Final Valuation Date in relation to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption in full of a note, the outstanding Aggregate Principal Amount of such note on such date.

Index Result:	The Final Index Value divided by the Initial Index Value minus 1.

Final Index Value:	The settlement price of the Index as it appears on Bloomberg page “DJAIGTR Index” or Reuters page “.DJAIGTR” (or any successor page of either) on the Final Valuation Date.

Initial Index Value:	219.839

Fees:	0.40% multiplied by the number of days from and including the Pricing Date to but excluding the Final Valuation Date divided by 365.

T-Bill Yield:

The yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the Final Valuation Date and calculated pursuant to the following formula:

where:

“TBilld-1” means, on any Index Business Day, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page “USAUCTION10”, or any successor page, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Optional Redemption:

The holders of the notes have the right to request an early redemption of the notes in whole (i.e., such a redemption request may only be made in respect of the entire Aggregate Principal Amount of the notes) on any Optional Repayment Date at the applicable Redemption Price upon written notice to the Calculation Agent, the Trustee and the Issuer on the form entitled “Option to Elect Repayment” attached hereto as Exhibit A.

Optional Repayment Dates:	Each Index Business Day from and excluding the Issue Date to but excluding January 6, 2010, on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.
Automatic Redemption:	The notes will be automatically redeemed in full, at the applicable Redemption Price, if a Trigger Event occurs.

Trigger Event:

A Trigger Event will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding January 6, 2010, on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value

Final Valuation Date:

(i) in the case of redemption on the Stated Maturity Date, January 6, 2010; (ii) in case of an Optional Redemption, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given; and (iii) in case of an Automatic Redemption, the Index Business Day immediately following the Trigger Event; provided in each case that if a Market Disruption Event exists on any such Final Valuation Date, such date shall not be considered the Final Valuation Date but the Final Valuation Date shall be determined in accordance with the provisions of “Disruption Fallback” below.

Interest Amount:

An amount equal to the interest accrued on the outstanding Aggregate Principal Amount of the notes at the Interest Rate Basis specified below (minus the Spread) during each Interest Period. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount will be paid on the applicable Settlement Date as part of the Redemption Price. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Interest Rate Basis:

USD LIBOR for a maturity corresponding to the Designated Maturity at 11:00 a.m., London time, on the applicable Interest Reset Date, as reported on the Designated LIBOR Page. For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated even if the Maturity Date is postponed due to a Market Disruption Event at the end of the final Interest Period.

Interest Period:

The period from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the applicable Settlement Date).

Interest Reset Dates:

Quarterly on the 13th day of April, July and October beginning on April 13, 2009. If any scheduled Interest Reset Date would otherwise be a day that is not a London Business Day, the Interest Reset Date will be the immediately preceding day that is a London Business Day.

Interest Payment Date:	The applicable Settlement Date. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Minimum Interest Rate:	0%

Spread:	- 0.27% (minus 0.27 per cent)

Designated Maturity:	Three months

Designated LIBOR Page:	Reuters page “LIBOR01” (or any successor or replacement page thereof)

Index Business Day:	As defined in the most current DJAIG Handbook.

Day Count Fraction:	Actual/360

London Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in London.

New York Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in the City of New York.

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

Market Disruption Event:

The occurrence, as determined by the Calculation Agent, of one or more of the following: (i) a material limitation, suspension or disruption of trading in one or more of the futures contracts included in the Index, (ii) the settlement price for any futures contract in the Index being a “limit price” or (iii) the exchange on which any futures contract included in the Index trades failing to report or publish a settlement price for such futures contract. The Calculation Agent will inform the Issuer promptly upon determining that a Market Disruption Event has occurred.

Disruption Fallback:

If a Market Disruption Event occurs on the Final Valuation Date, the Calculation Agent will calculate the Final Index Value using (i) for those futures contracts included in the Index that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such futures contracts on such Final Valuation Date and (ii) for each futures contract included in the Index that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for each such futures contract on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such futures contract was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant futures contract and, using that price, determine the Final Index Value.

Modification to Index:

If the Index Publisher changes its method of calculating the Index in any material respect, as determined by the Calculation Agent, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments.

Replacement Index:

If, following the date on which the notes are issued, the Index Publisher ceases to publish the Index and neither the Index Publisher nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to such note shall be calculated by the Calculation Agent in accordance with the formula applied by the Index Publisher to calculate the Index on the last day on which the Index was published.

Calculation Agent:	Merrill Lynch Commodities, Inc. (“MLCI”)

Index Publisher:	Dow Jones-AIG

Early Redemption for Tax Reasons:

The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem the notes (in whole but not in part) by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

Early Redemption following Event of Default:	The redemption price for each note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

CUSIP:	000254EHM7

RISK FACTORS

Unlike ordinary debt securities, the return on the notes depends on changes in values of a basket of futures contracts on specified commodities calculated by the methodologies described under “The Dow Jones-AIG Commodity Index” in this Pricing Supplement. As described in more detail below, the value of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the prices of the futures contracts that make up the Dow Jones-AIG Commodity Index and U.S. Treasury Bills, as well as other events that are difficult to predict and beyond our control. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the futures contracts comprising the Dow Jones-AIG Commodity Index or U.S. Treasury Bills. Potential investors should carefully consider the risks set forth below before investing in the notes.

The notes are financial instruments that are suitable only for sophisticated investors who are experienced with respect to derivatives and derivative transactions and indexed instruments, and who are able to bear the loss of a portion of their principal investment. An investment in the notes is speculative and involves a substantial degree of risk. Accordingly, potential investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of their particular circumstances. For further information, see “Risks associated with foreign currency notes and indexed notes” in the prospectus supplement.

You may lose all or a significant amount of your investment in the notes. We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index value.

The Redemption Amount will depend on the change in the value of the DJAIGTR. Because the value of the Index is subject to market fluctuations, the Redemption Amount may be less than the principal amount of the notes, and you will lose part or all of your investment if the Final Index Value is below the Initial Index Value. Even if the Final Index Value is above the Initial Index Value, you may lose part of your investment if the excess does not offset the deduction in the Redemption Amount for the cost of providing the commodity-linked return on the notes. You may also lose part or all of your investment if you sell the notes before their maturity.

 The notes will not be listed and there may be little or no secondary market; in addition, certain costs may affect the value of your notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any interdealer market quotation system or any electronic communication network, and there may be little or no secondary market for the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for the notes in any secondary market could be substantial.

In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the notes. In structuring the economic terms of the notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities. If a market-maker (which may be Merrill Lynch) makes a market in the notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely compensation for developing and hedging the product and other costs associated with the notes. This quoted price could be higher or lower than the Issue Price. Merrill Lynch is not obligated to make a market in the notes.

Assuming there is no change in the value of the Index and no change in market conditions or any other relevant factors, the price, if any, at which a dealer or other purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the fact that the original offering price included, and secondary market prices are likely to exclude, the development and hedging costs associated with, the notes.

Your notes will be automatically redeemed if the Index closes at a level equal to or less than 85.00% of the Initial Index Value.

If on any Index Business Day prior to January 6, 2010, the closing value of the Index is equal to or less than 85.00% of the Initial Index Value, which we call a Trigger Event, your notes will be automatically redeemed. The automatic early redemption amount will be based on the performance of the Index, as reduced by interest charges and fees for providing the Index-linked return on the notes, as determined on the Index Business Day immediately following the Trigger Event. In this case, you will receive a Redemption Amount that will likely be significantly less than the principal amount of your original investment in the notes.

The formula for determining the Redemption Amount does not take into account all developments in the DJAIGTR over the term of the notes.

The formula used to calculate the Redemption Amount only compares the Initial Index Value and the Final Index Value. No other Index levels will be taken into account for that purpose. As a result, you may lose part of your investment even if the Index has risen at certain times during the term of the notes before falling to a level below the Initial Index Value on the Final Valuation Date.

Past Index performance is no guide to future performance.

The actual performance of the DJAIGTR over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the DJAIGTR or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

There is a greater possibility that the DJAIGTR will decline substantially over the short term than over the longer term.

The term of the notes is approximately one year. Historical information indicates that, although the DJAIGTR has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. In addition, the value of the Index has declined sharply in the last few months. There is a greater risk over the shorter term than the longer term that the DJAIGTR may decline, causing significant losses.

The notes have increased sensitivity to changes in the value of the Index

Because the investment in the notes is leveraged, changes in the value of the Index will have a greater impact on the payout on the notes than on the payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the Index, every 1% change in the value of the Index will translate into an approximate 3% change in the value of the Redemption Amount the holder will receive. In particular, any decrease in the value of the Index would result in a significantly greater decrease in the Redemption Amount and the holder would suffer losses on the investment in the notes substantially greater than if the notes did not contain a leverage component. In addition, the downward adjustments to the Index Result for the Fees and the T-Bill yield are also multiplied by a factor of three and thus have a leveraged negative impact on the Redemption Amount the holder will receive.

Data sourcing, calculation and concentration risks associated with the DJAIGTR may adversely affect the market price of the notes.

The notes are linked to the Index, which is composed of a basket of exchange-traded futures contracts on commodities, and is therefore less diversified than funds or investment portfolios investing in a broader range of products. Accordingly, the notes could experience greater volatility than such other investments. Additionally, the annual rebalance of the Index is subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. Additionally, the Index Publisher may not discover every discrepancy. The Index Publisher also has discretion in making decisions with respect to the Index and has no obligation to take the needs of the holders of the notes into consideration when rebalancing or making any other changes to the Index. Finally, the exchange-traded commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

The value of your notes may be influenced by many factors that are complex and unpredictable.

When we refer to the value of the notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date.

The value of the notes will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the value of the notes may offset or enhance the effect of another factor. One of the risks in investing in a product tied to the DJAIGTR is the complexity of the different factors which contribute to the results of the Index. The DJAIGTR could decline in a wide range of market scenarios, including ones in which other commodity indices rise substantially.

Prices of commodity futures contracts may change unpredictably, affecting the value of the notes in unforeseeable ways.

Prices of commodity futures contracts are affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of the notes in varying ways, and different factors may cause the value of different commodity futures contracts included in the Index, and the volatilities of their prices, to move in directions not anticipated in the methodologies underlying the Index.

The Index level will affect the value of the notes, but the market value of the notes may not change in the same manner as the level of the Index.

We expect that the market value of the notes at any particular time will depend substantially on the amount, if any, by which the level of the Index at that time has risen above or has fallen below the Initial Index Value.

However, the value of the notes may develop quite differently from the performance of the Index. For the reasons described above under “The formula for determining the Redemption Amount does not take into account all developments in the DJAIGTR over the term of the notes” and other market-related reasons, such as those described below, changes in the level of the Index may not result in comparable changes in the value of the notes. If you sell notes prior to maturity, you may receive substantially less than the amount that would be payable if the Redemption Amount were calculated as if your date of sale were the Maturity Date because of an expectation that the Index value will continue to fluctuate, or exhibit volatility, until the Final Index Value is determined. If you sell your notes at a time when the level of the Index has generally trended below, or not sufficiently above, the Initial Index Value, you may receive less than the principal amount of your notes. Political, economic and other developments that affect the Index Components may also affect the level of the Index and, indirectly, the market value of your notes.

Changes in interest rates are likely to affect the value of the notes.

We expect that the value of the notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect the notes and a traditional debt security to different degrees.

The notes will be obligations of SEK. No other company or entity will be responsible for payments under the notes.

The notes are to be issued by the Company. The notes will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the notes or liable to holders of the notes in the event SEK defaults under the notes. The notes will not be obligations of, or guaranteed by, the Kingdom of Sweden or any internal division or agency thereof. The notes will not be issued by or guaranteed by Merrill Lynch. Neither the Kingdom of Sweden nor Merrill Lynch will have any liability to purchasers of the notes in the event SEK defaults on the notes.

Any decline in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the value of the notes.

There may be conflicts of interest between you and Merrill Lynch and its affiliates.

Certain activities conducted by Merrill Lynch and its affiliates may conflict with your interests as a holder of the notes. For example, as indicated above, we have elected to hedge our obligations under the notes with an affiliate of Merrill Lynch. It is possible that Merrill Lynch could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

Merrill Lynch and its affiliates may also engage in trading for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers relating to one or more of the futures contracts comprising the Index or in the underlying commodities. Any of these activities of Merrill Lynch or its affiliates could adversely affect the level of the Index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

In addition, we have issued, and Merrill Lynch and its affiliates may also issue, and have also underwritten, other securities or financial or derivative instruments indexed to the DJAIGTR, which may compete with the notes. By introducing competing products into the marketplace in this manner, we or Merrill Lynch and its affiliates may adversely affect the market value of the notes and the amount we pay on the notes at maturity. To the extent that Merrill Lynch or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a holder of the notes.

As Calculation Agent, MLCI will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

As calculation agent for the notes, MLCI, an affiliate of Merrill Lynch, will have some discretion in making various determinations that affect the notes, including the Final Index Value or the redemption amount payable on any early redemption for tax reasons or any acceleration, various interest rate determinations (including three-Month LIBOR and the T-Bill return), and in some cases when a market disruption event is occurring, daily contract reference prices for futures contracts. We will use these determinations to calculate how much cash we must pay at maturity. The exercise of this discretion by MLCI could adversely affect the value of the notes and may present Merrill Lynch and its affiliates with a conflict of interest of the kind described above under “There may be conflicts of interest between you and Merrill Lynch and its affiliates.”

Suspensions or disruptions of trading in the commodity and related futures markets may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, trading restrictions will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the Index and, therefore, the value of your notes.

If a Market Disruption Event occurs on any contract included in the Index, the value of that contract at the Final Valuation Date, the Final Index Value and the Redemption Amount will be calculated by the Calculation Agent in good faith in the manner described under “Disruption Fallback” on page P-14 below. Accordingly, the calculation of your indexed payment may be delayed beyond what would otherwise be the valuation date and may be subject to the judgment of the Calculation Agent. Additionally, regardless of the market disruption event, the Index Publisher may continue to calculate the value of the Index and publish such value. Therefore, if a market disruption event occurs, the redemption amount may not reflect the actual value of the Index on the valuation date.

It is difficult to predict what effect higher and lower future prices of commodities included in the DJAIGTR, relative to their current prices, may have on its value.

As the contracts that underlie the DJAIGTR come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in October. This is accomplished by selling the July contract and purchasing the October contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield”. Some commodities futures contracts included in the Index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Unlike commodities indices which reflect contracts only in long positions and where the absence of backwardation in the market for a commodities futures contract could result in negative “roll yields,” the presence of short positions in the Index means one cannot predict the effect of contango and backwardation on the value of the Index.

Changes in the composition and valuation of the DJAIGTR may adversely affect your notes.

The composition of the DJAIGTR may change over time or other modifications may be made to the DJAIGTR in the future. Such changes could adversely affect the value of the notes.

Holders have no right to receive delivery of the commodities underlying the Index.

Investing in the notes will not make holders owners of any of the Index Commodities. Any amounts due on the notes will be paid in cash, and holders will have no right to receive delivery of any Index commodities.

Payment of the Interest Amount is deferred until the settlement date.

Although the Interest Amount is calculated on a quarterly basis, the Interest Amount is not capitalized and is not paid until the Settlement Date. Holders therefore do not have the ability to earn a return on the Interest Amount during the term of the note.

The notes are subject to redemption only in whole, and not in part.

Because the notes are only subject to Optional Redemption in full, and not in part, no holder of less than the full $10,000,000 in aggregate principal amount of the notes will be able to effect any Optional Redemption.

There is no affiliation between the Index Publisher and the Issuer and no responsibility by the Issuer for any disclosure by the Index Publisher

Neither the Issuer nor any of its affiliates assumes any responsibility for the adequacy or accuracy of any information provided by the Index Publisher for inclusion in this pricing supplement. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” below for additional information about the Index.

DESCRIPTION OF THE NOTES

The U.S. $10,000,000 “Aggregate Principal Amount” Commodity Index Linked Notes Due January 13, 2010 (the “notes”) offered hereby are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement. The notes will be issued on December 17, 2008 (the “Issue Date”) in book-entry form only and will be eligible for transfer through the facilities of the Depositary or any successor depositary. The notes will be issued in minimum denominations of U.S. $1,000,000 and in integral multiples of U.S. $100,000 in excess thereof and will have a “Stated Maturity Date” of January 13, 2010, subject to postponement due to a Market Disruption Event (as defined below). If the determination of the Final Index Value is postponed to or beyond the second New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second New York Business Day following the date of the determination of the Final Index Value. The notes are offered as index-linked notes with the amount payable upon redemption partially linked to the performance of the Dow Jones-AIG Commodity Index Total Return (the “Index”). The “Pricing Date”

for the notes is December 8, 2008. The holders of the notes have the right to request an early redemption of the notes in whole, but not in part, prior to the Stated Maturity Date (“Optional Redemption”) (as further described below). In addition, the notes will be automatically redeemed in full upon the occurrence of a certain decline in value of the Index (“Automatic Redemption”) (as further described below).

On the Settlement Date (as described below) relating to the Stated Maturity Date, an Optional Redemption or an Automatic Redemption, if any, holders of the notes will receive a single payment in U.S. dollars in an amount equal to the Redemption Price as described below. Since the notes are not principal-protected, such Redemption Price may be significantly less than the invested Aggregate Principal Amount. The Issuer is not liable for any loss of Aggregate Principal Amount that may occur due to fluctuations in the Index value and the calculation of the Redemption Price.

The “Redemption Price” is comprised of an amount in cash equal to the sum of the Redemption Amount plus the Interest Amount and will be calculated by Merrill Lynch Commodities, Inc. (the “Calculation Agent”) on the relevant Final Valuation Date (as defined below), subject to postponement due to a Market Disruption Event. The Redemption Amount is linked to the performance of the Index and varies depending on the settlement price of the Index as it appears on Bloomberg page “DJAIGTR Index” or Reuters page “DJAIGTR” (or any successor page of either) (the “Final Index Value”) on such Final Valuation Date. The investment of holders in the notes is leveraged by 300% and any percentage increase or decrease in the value of the Index over 219.839 (the “Initial Index Value”) will be multiplied by a factor of three at the Final Valuation Date. The Index result will be adjusted downward by a factor of three times the T-Bill Yield and Fees (both as defined below) for the cost of providing a pure commodity-linked return.

The “Redemption Amount” will be an amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

“Outstanding Principal” is, on a Final Valuation Date relating to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption of a note, the entire outstanding Aggregate Principal Amount of such note on such date. The “Index Result” is the Final Index Value divided by the Initial Index Value minus 1. The “Fees” are equal to 0.40% multiplied by the number of days from and including the Pricing Date to but excluding the applicable Final Valuation Date divided by 365. “T-Bill Yield” is the yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the Final Valuation Date and calculated pursuant to the formula described on page P-4.

Upon any redemption of the notes, holders will receive in addition to the Redemption Amount an amount of interest that has accrued on the outstanding Aggregate Principal Amount of the notes for the period from and including the Issue Date to but excluding the Settlement Date. Such “Interest Amount” accrues at a rate of the greater of 0% and three-month U.S. dollar LIBOR (the “Interest Rate Basis”) as displayed on Reuters page “LIBOR01” (or any successor page) minus a “Spread” of 0.27 % on the outstanding Aggregate Principal Amount of the notes. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount accrues during each period (each, an “Interest Period”) from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the Settlement Date). The Interest Rate Basis for Interest Periods following the initial Interest Period will be reset quarterly on the 13th day of April, July and October beginning on April 13, 2009 (each, an “Interest Reset Date”). (For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated, even if the Maturity Date is postponed, due to a Market Disruption Event at the end of the final Interest Period.) The accrued Interest Amount will be paid only once on the Settlement Date as part of the Redemption Price.

The holders of the notes have the right to request an early redemption of the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes) on any Optional Repayment Date at the applicable Redemption Price. To exercise its right to optionally redeem a note, a holder is required to provide written notice to the Calculation Agent, the Trustee and the Issuer by sending a notification in the form entitled “Option To Elect Repayment” attached hereto as Exhibit A. An “Optional Repayment Date” may be any Index Business Day from and excluding the Issue Date to but excluding January 6, 2010, on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

The notes are also subject to automatic redemption in full at the applicable Redemption Price following a Trigger Event. A “Trigger Event” will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding January 6, 2010, on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

Holders will receive payment of the Redemption Price on the Settlement Date. The “Settlement Date” is (i) the Stated Maturity Date with respect to a redemption of notes on the Stated Maturity Date, and (ii) the fifth (5th) New York Business Day following the applicable Final Valuation Date with respect to a redemption of notes following an Optional Redemption or Automatic Redemption. “Trading Day” is each day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

Amounts payable on the Settlement Date are determined by the Calculation Agent in good faith and a commercially reasonable manner on the related Final Valuation Date. The “Final Valuation Date” is (i) with respect to a redemption of notes on the Stated Maturity Date, January 6, 2010 (ii) with respect to a redemption of notes at the option of the holder, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given, and (iii) with respect to an Automatic Redemption of notes upon the occurrence of a certain decline in value of the Index (as described above), the Index Business Day immediately following the Trigger Event.

If the Calculation Agent determines that on a Final Valuation Date (i) a material limitation, suspension or disruption of trading in one or more of the futures contracts included in the Index has occurred, (ii) the settlement price for any futures contract in the Index is a “limit price” and/or (iii) the exchange on which any futures contract included in the Index trades fails to report or publish a settlement price for such futures contract (each, a “Market Disruption Event”), then the applicable Final Valuation Date will be determined in accordance with the provisions of “Disruption Fallback” (as follows):

The Calculation Agent will calculate the Final Index Value using (i) for those futures contracts included in the Index that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such futures contracts on such Final Valuation Date and (ii) for each futures contract included in the Index that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for such futures contract on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such futures contract was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant futures contract and, using that price, determine the Final Index Value.

In the event the Index Publisher changes its method of calculating the Index in any material respect, as determined by the Calculation Agent, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments. In the event that the Index Publisher ceases to publish the Index following the Issue Date and neither the Index Publisher nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to the notes will be calculated by the Calculation Agent in accordance with the formula applied by the Index Publisher to calculate the Index on the last day on which the Index was published.

The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

The notes may be subject to acceleration by the holders following the occurrence of Events of Default. The redemption price for each such note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

ADDITIONAL INFORMATION

Calculation Agent

We have initially appointed MLCI as Calculation Agent for the purpose of determining the Final Index Value, the Redemption Amount and the Interest Amount, as described herein, and for all calculations and determinations regarding Market Disruption Events, any Automatic Redemption, Optional Redemption or redemption due to tax reasons and the interest rate applicable to any overdue payment of the Redemption Price. Unless there is manifest error, these determinations by the Calculation Agent shall be final and binding on us and the holders of the notes.

License Agreement

Dow Jones, AIG and the Issuer have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to the Issuer, in exchange for a fee, of the right to use the DJAIGTR in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones. AIG, AIG Financial Products Corp. (“AIG-FP”) or any of their subsidiaries or affiliates. None of Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates to the Issuer is the licensing of certain trademarks, trade names and service marks and of the DJAIGTR, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to SEK or the notes. Dow Jones and AIG-FP have no obligation to take the needs of SEK or the owners of the notes into consideration in determining, composing or calculating DJAIGTR. None of Dow Jones, AIG, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes holders, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, AIG-FP, AIG and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Issuer, but which may be similar to and competitive with the notes. In addition, AIG, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index and Dow Jones-AIG Commodity Index Total Return and the Index Components), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index, and notes.

This document relates only to notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates. The information in this document regarding the Dow Jones-AIG Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity Index components in connection with notes. None of Dow Jones, AIG, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AIG, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AIG, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AIG, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AIG, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXS OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AIG, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND THE ISSUER, OTHER THAN AIG.

Hypothetical Examples

In the table below, we provide a range of hypothetical returns for the Index. Based on these hypothetical Index returns, we illustrate a range of approximate Redemption Amounts, expressed as a percentage of the principal amount of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Index returns could have on the Redemption Amount, assuming all other variables remain constant, subject to the assumptions stated in the footnotes.

The performance of the Index cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical levels of the Index set forth elsewhere in this pricing supplement.

Initial Index Value	Final Index Value	Index Performance	T-Bill Yield	Fee Percentage	Redemption Amount	Interest Amount	Redemption Price
219.8390	252.8149	15%	1.10%	0.43%	140.40%	$32,667	$1,436,657.55
219.8390	246.2197	12%	1.10%	0.43%	131.40%	$32,667	$1,346,657.55
219.8390	239.6245	9%	1.10%	0.43%	122.40%	$32,667	$1,256,657.55
219.8390	233.0293	6%	1.10%	0.43%	113.40%	$32,667	$1,166,657.55
219.8390	226.4342	3%	1.10%	0.43%	104.40%	$32,667	$1,076,657.55
219.8390	219.8390	0%	1.10%	0.43%	95.40%	$32,667	$986,657.55
219.8390	213.2438	-3%	1.10%	0.43%	86.40%	$32,667	$896,657.55
219.8390	206.6487	-6%	1.10%	0.43%	77.40%	$32,667	$806,657.55
219.8390	200.0535	-9%	1.10%	0.43%	68.40%	$32,667	$716,657.55
219.8390	193.4583	-12%	1.10%	0.43%	59.40%	$32,667	$626,657.55
219.8390	186.8632	-15%	1.10%	0.43%	50.40%	$32,667	$536,657.55

(1)

The “Index Performance” equals the Index Result, expressed as a percentage. If, at the close of any Index Business Day prior to the Final Valuation Date, the Index Performance is less than –15%, a Trigger Event will be deemed to have occurred on such Index Business Day and the Issuer will redeem the notes in whole. While the above hypothetical examples relate to the calculation of the payment on a $1,000,000 note if held to maturity, fundamentally similar calculations would be made to determine the Redemption Price that would be paid to you if a trigger event were to occur, except that in the case of any early repurchase, the Index Performance, T-Bill Yield, Fee and Redemption Amount would be calculated on the relevant (earlier) Final Valuation Date.

(2)

For the purpose of the above hypothetical examples, the T-Bill Yield is assumed to be 1.10%. T-Bill Yield will be calculated according the formula set forth on page P-4 under the heading “T-Bill Yield.”

(3)

For the purpose of the above hypothetical examples, the Fee Percentage is equal to 0.43%. (The “Fee Percentage” is the amount of the Fees if the applicable note is not redeemed until the Stated Maturity Date.) The Fees, as of any Index Business Day, are equal to 0.40% multiplied by the number of calendar days from and including the Pricing Date to but excluding that Index Business Day, divided by 365.

(4)	Redemption Amount expressed as a percentage of principal amount.

(5)

For the purpose of the above hypothetical examples, the three-Month LIBOR Rate is assumed to be 3.00%. Interest will accrue on a quarterly basis, and will be calculated according to the formula set forth above under “Description of the Notes.”

Same-Day Funds Settlement and Payment

The initial payment to the Issuer for the notes and all payments of principal and interest thereon will be made in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE FUTURES MARKETS

Futures contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. All of the contracts included in the Dow Jones-AIG Commodity Index are exchange-traded futures contracts. An exchange-traded commodities futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission.

THE DOW JONES-AIG COMMODITY INDEX

The Dow Jones-AIG Commodity Index (of which the DJAIGTR is a sub-index) is a proprietary index that was created by Dow Jones and AIG to provide a liquid and diversified benchmark for commodities investments. The Dow Jones-AIG Commodity Index was established on July 14, 1998 and is currently comprised of futures contracts (each, an “Index Component”) on 19 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 19 commodities that currently comprise the Dow Jones-AIG Commodity Index (the Index Commodities) are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metals Exchange (the “LME”). The actual futures contracts comprising the Dow Jones-AIG Commodity Index for 2008 are set forth in the table on the following page.

The Dow Jones-AIG Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five Index Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its level is subject to modification by Dow Jones and AIG at any time. Currently, Dow Jones disseminates the Dow Jones-AIG Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:30 p.m., New York time, and publishes a daily settlement price for the Index at approximately 5:00 p.m., New York time, on each Index Business Day on Bloomberg.

“Index Business Day” currently means a day on which the sum of the Commodity Index Percentages (as described below) for the Index Commodities that are open for trading is greater than 50%.

The Dow Jones-AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities included in the index. The index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and, in addition, the index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the index can accommodate substantial investment flows.

Designated Contracts for Each Index Commodity

A futures contract known as a “Designated Contract” is selected by AIG-FP for each Index Commodity.

The Designated Contracts for each of the Index Commodities included in the Dow Jones-AIG Commodity Index are traded on the CBOT, the LME, the Commodities Exchange (the “COMEX”), the Chicago Mercantile Exchange (the “CME”), the New York Board of Trade (“NYBOT”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units
Aluminum	High Grade Primary Aluminum $/metric ton	6.72%	LME	25 metric tons
Coffee	Coffee “C” cents/pound	3.87%	CSCE	37,500 lbs
Copper(2)	High Grade Copper cents/pound	5.20%	COMEX	25,000 lbs
Corn	Corn cents/bushel	6.21%	CBOT	5,000 bushels
Cotton	Cotton cents/pound	2.47%	NYBOT	50,000 lbs
Crude Oil	Light, Sweet Crude Oil $/barrel	9.59%	NYMEX	1,000 barrels
Gold	Gold $/troy oz.	10.22%	COMEX	100 troy oz.
Heating Oil	Heating Oil cents/gallon	3.44%	NYMEX	42,000 gallons
Lean Hogs	Lean Hogs cents/pound	4.54%	CME	40,000 lbs
Live Cattle	Live Cattle cents/pound	6.61%	CME	40,000 lbs
Natural Gas	Henry Hub Natural Gas $/mmbtu	13.40%	NYMEX	10,000 mmbtu
Nickel	Primary Nickel $/metric ton	1.42%	LME	6 metric tons
Silver	Silver cents/troy oz.	2.75%	COMEX	5,000 troy oz.
Soybeans	Soybeans cents/bushel	7.76%	CBOT	5,000 bushels
Soybean Oil	Soybean Oil cents/pound	2.56%	CBOT	60,000 lbs
Sugar	World Sugar No. 11 cents/pound	4.88%	NYBOT	112,000 lbs
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending cents/gallon	2.34%	NYMEX	42,000 gallons
Wheat	Wheat cents/bushel	3.96%	CBOT	5,000 bushels
Zinc	Special High Grade Zinc $/metric ton	2.06%	LME	25 metric tons

(1)	Reflects the approximate weightings as of December 8, 2008 of the 19 commodities currently included in the index.

(2)	The index uses the high-grade copper contract traded on the COMEX Division of the NYMEX for copper contract prices and LME volume data in determining the weighting for the index.

Commodity Groups

The weightings by “Index Commodity Groups” are as follows:

Dow Jones-AIG Commodity Index Weighting by Commodity Group as of December 8, 2008.
Base Metals	15.41%
Energy	28.77%
Grains	17.92%
Precious Metals	12.97%
Livestock	11.15%
Softs	11.22%
Vegetable Oil	2.56%

Annual Re-weighting and Rebalancing of the Index

In consultation with the Dow Jones AIG Commodity Index Advisory Committee (the “Advisory Committee”), the Dow Jones AIG Commodity Index Supervisory Committee (the “Supervisory Committee”) meets annually to determine the composition of the Dow Jones-AIG Commodity Index in accordance with the rules established in the index handbook. The Supervisory Committee consists of two members appointed by AIG-FP and one member appointed by Dow Jones. Advisory Committee members are drawn from the academic, financial and legal communities. The new target weights for the commodity components were determined and approved by the Supervisory Committee in August 2007 with changes in index composition effective January 2008.

The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual re-weighting and rebalancing of the index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the index;

•	No single commodity may constitute more than 15% of the index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index; and

•	No single commodity in the index (e.g., natural gas or silver) may constitute less than 2% of the index.

Following the annual re-weighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next re-weighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the index by calculating the new unit weights for each Index Commodity. On the fourth Index Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the commodities to be included in the index for such day to create the Commodity Index Multiplier (the “CIM”) for each of the commodities. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Index

The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG, by applying the impact of the changes to the prices of the Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the commodities included in the Index Components are multiplied by the prices for the Index Components. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the index to calculate the current level of the index.

The following is a list of the Index Commodities included in the Dow Jones-AIG Commodity Index for 2008, as well as their respective CIMs for 2008:

Index Commodity	2008 CIM
Aluminum	0.10645781
Coffee	84.120443
Copper	82.54348926
Corn	44.7310438
Cotton	132.43156928
Crude Oil	5.105325830
Gold	0.31597088
Heating Oil	54.36015533
Lean Hogs	168.46568907
Live Cattle	190.25365903
Natural Gas	57.15082625
Nickel	0.00365076
Silver	6.55442858
Soybeans	22.47835932
Soybean Oil	204.03994223
Sugar	1,031.60874052
Unleaded Gasoline	56.53635029
Wheat	19.18098866
Zinc	0.04488315

Calculation of the “Total Return”

The Dow Jones-AIG Commodity Index Total Return reflects the return on a fully collateralized investment in the Dow Jones-AIG Commodity Index. The value of the Dow Jones-AIG Commodity Index Total Return is calculated by including interest that could be earned on cash collateral invested in specified U.S. Treasury Bills.

Historical Performance

The following table sets forth the level of the Index at the end of each month in the period from January 2002 through September 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the notes.

Month End	Price	Month End	Price	Month End	Price
1/31/2002	147.842	5/31/2004	259.296	9/29/2006	297.94
2/28/2002	151.673	6/30/2004	248.545	10/31/2006	312.073
3/29/2002	167.182	7/30/2004	252.936	11/30/2006	329.14
4/30/2002	167.183	8/31/2004	248.326	12/29/2006	314.023
5/31/2002	164.612	9/30/2004	265.328	1/31/2007	314.684
6/28/2002	167.805	10/29/2004	269.818	2/28/2007	325.281
7/31/2002	166.896	11/30/2004	266.586	3/30/2007	328.452
8/30/2002	173.472	12/31/2004	253.495	4/30/2007	332.246
9/30/2002	180.005	1/31/2005	256.14	5/31/2007	332.676
10/31/2002	178.148	2/28/2005	274.235	6/29/2007	328.029
11/29/2002	178.653	3/31/2005	284.012	7/31/2007	334.836
12/31/2002	187.401	4/29/2005	267.441	8/31/2007	322.678
1/31/2003	201.826	5/31/2005	265.365	9/28/2007	348.507
2/28/2003	208.617	6/30/2005	269.832	10/31/2007	360.125
3/31/2003	192.877	7/29/2005	281.929	11/30/2007	348.831
4/30/2003	191.676	8/31/2005	303.209	12/31/2007	364.99
5/30/2003	202.881	9/30/2005	317.316	1/31/2008	380.406
6/30/2003	197.865	10/31/2005	297.376	2/29/2008	427.135
7/31/2003	199.055	11/30/2005	298.144	3/31/2008	400.046
8/29/2003	206.916	12/30/2005	307.65	4/30/2008	414.302
9/30/2003	207.089	1/31/2006	313.34	5/30/2008	425.629
10/31/2003	216.979	2/28/2006	293.724	6/30/2008	464.357
11/28/2003	216.296	3/31/2006	300.257	7/31/2008	409.311
12/31/2003	232.249	4/28/2006	320.614	8/29/2008	379.496
1/30/2004	236.46	5/31/2006	323.681	9/30/2008	335.748
2/27/2004	251.802	6/30/2006	318.652	10/31/2008	264.290
3/31/2004	259.577	7/31/2006	328.881	11/28/2008	245.900
4/30/2004	254.973	8/31/2006	317.029

The graph set forth below illustrates how the DJAIGTR performed between January 31, 2002 and December 8, 2008.

Historical Value of the DJAIGTR

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of a note who purchases the note at original issuance at the issue price, who holds the note as a capital asset, and who is a U.S. domestic corporation or other entity that generally is subject to U.S. federal income tax on a net income basis (a “U.S. holder”). This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described in this pricing supplement, possibly with retroactive effect. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as mutual funds, dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the notes as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in the notes. Prospective investors are urged to consult their tax advisors as to the tax consequences of an investment in the notes, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

No statutory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes. The characterization of the notes for such purposes therefore is uncertain. Prospective investors should consult their tax advisors regarding the characterization of the notes. In general, however, the Internal Revenue Service could take the view that all or a portion of the return on the notes should be included in income on a current basis, in which event that return would be taxable as ordinary income. Prospective investors should consult their advisors regarding the amount and character of any gain or loss on the sale, retirement or other taxable disposition of the notes.

PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in an Agency Agreement dated December 15, 2008, and a Terms Agreement dated December 8, 2008 (the “Agreements”), we have agreed to sell to Merrill Lynch, and Merrill Lynch has agreed to purchase, all of the notes offered hereby at the Issue Price. Under the terms and conditions of the Agreements, Merrill Lynch is committed to take and pay for all of the notes, if any are taken.

Merrill Lynch proposes to offer the notes at the Issue Price.

In connection with the offering, Merrill Lynch may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Merrill Lynch of a greater aggregate principal amount of notes than it is required to purchase in the offering.

These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. Merrill Lynch is not obligated to make a market in the notes, and, even if it does so, it may discontinue market-making at any time without notice. The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. We cannot give any assurance as to the liquidity of the trading market for the notes.

We have agreed to indemnify Merrill Lynch against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

From time to time, Merrill Lynch and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of Merrill Lynch is the writer of a hedge of our obligation under the notes.

Merrill Lynch has agreed to pay the out-of-pocket expenses (other than our internal costs and expenses) of the issue of the notes.

The initial sale of the notes in this offering entails a longer settlement period than is customary for similar debt securities. Merrill Lynch expects to deliver the notes against payment on December 17, 2008.

EXHIBIT A

OPTION TO ELECT REPAYMENT

Dated:	[After the Issue Date of the notes and prior to 11:00 a.m. (New York time) on January 6, 2010]

Merrill Lynch Commodities, Inc, as Calculation Agent 20 East Greenway Plaza, Suite 700	The Bank of New York Mellon Trust Company, N.A., as Trustee 101 Barclay Street	AB Svensk Exportkredit, as Issuer Västra Trädgårdsgaten 11B 10327 Stockholm, Sweden Attn.: Middle Office Fax No.: +(46)(8) 411-4813
Houston, TX 77046	New York, NY 10286
Attn.: Mr. Jeff Russi, or Mr. Trent Stout	Attn.: Corporate Trust Office
Fax No.: (713) 544-5525, or (713) 544-1458

The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay the note identified in the attached document pursuant to its terms at the applicable Redemption Price as determined by the Calculation Agent in accordance with the terms of the Note, to the undersigned, at

(Please print or typewrite name and address of the undersigned)

Terms not defined herein have the meanings given to such terms in the Note.

The undersigned certifies that (i) it is, or is duly authorized to act for, the beneficial owner of the note (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its note) and (ii) it will cause the note to be repaid pursuant hereto to be transferred to the Trustee at its Corporate Trust office located at the above address on the Settlement Date.

Very truly yours, [Name of Holder]

By:

Receipt of the above Option to Elect Payment

is hereby acknowledged Merrill Lynch Commodities, Inc.,

as Calculation Agent

By:
Title:
Date and time of acknowledgement:

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Page
Pricing Supplement
About this Pricing Supplement		P-2
Incorporation of Information We File with the SEC		P-2
Summary Description of the Notes		P-3
Risk Factors		P-7
Description of the Notes		P-12
Additional Information		P-15
The Futures Markets		P-17
The Dow Jones-AIG Commodity Index		P-17
Certain United States Federal Income Tax Considerations		P-21
Plan of Distribution		P-22
Exhibit A		P-24
Prospectus Supplement
About this Prospectus Supplement		[S-3]
Summary Description of the Notes		[S-4]
Risks Associated with Foreign Currency Notes and Indexed Notes		[S-7]
Currency Exchange Information		[S-10]
Description of the Notes		[S-11]
United States Federal Income Tax Considerations		[S-31]
Plan of Distribution		[S-37]
Prospectus
About this Prospectus		[3]
Incorporation of Information We File with the SEC		[3]
Forward-Looking Statements		[4]
Enforcement of Liabilities; Service of Process		[4]
Prospectus Summary		[5]
Use of Proceeds		[9]
Capitalization		[9]
Description of Debt Securities		[10]
Swedish Taxation		[19]
Plan of Distribution		[20]
Exchange Controls and Other Limitations Affecting Security Holders		[21]
Validity of the Debt Securities		[21]
Authorized Representative		[21]
Expenses		[21]
Experts		[22]
Where You Can Find More Information		[22]

$10,000,000

AB SVENSK

EXPORTKREDIT

(Swedish Export

Credit Corporation)

Commodity Index Linked Notes

due January 13, 2010